UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):
April 21, 2005

bebe stores, inc. (Exact name of registrant as specified in its charter)

California (State or Jurisdiction of Incorporation or Organization)	0-24395 (Commission File No.)	94-2450490 (IRS Employer Identification Number)

400 Valley Drive
Brisbane, California 94005
(Address of principal executive offices)

Registrant's telephone number, including area code
(415) 715-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing. On April 21, 2005, bebe stores, inc. issued a press release announcing its third quarter 2005 earnings.

The press release relating to the third quarter 2005 earnings is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

    99.1.        Press Release dated April 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated April 21, 2005 bebe stores, inc. /s/ Walter Parks __________________________________ Walter Parks, Chief Financial Officer

Exhibit 99.1 Contact: Walter Parks Chief Financial Officer bebe stores, inc. (415) 715-3900 bebe stores, inc.
Announces Record Third Quarter Earnings Increase of 100.0%
to $0.18 per share after Lease Accounting Adjustments
of $0.03 per share

BRISBANE, CALIF. – April 21, 2005 – bebe stores, inc. (Nasdaq:BEBE) today announced financial results for the third quarter ended April 2, 2005.

Net sales for the third quarter of fiscal 2005 were $116.9 million, up 39.7% from $83.6 million reported for the third quarter a year ago. As previously reported, same store sales for the quarter increased 28.5% compared to an increase of 16.7% in the prior year.

Gross profit as a percentage of net sales increased to 46.8% in the third quarter of fiscal 2005, compared to 46.3% in the third quarter of fiscal 2004. The increase in gross profit as a percentage of net sales from the prior year of 0.5% was primarily the result of favorable occupancy leverage as a result of higher comparable store sales offset by the impact of a cumulative, non-cash adjustment charged to cost of goods sold of approximately $3.2 million ($2.0 million after tax), or $0.03 per share, related to lease accounting as described below.

SG&A expenses for the third quarter of fiscal 2005 were $37.8 million, or 32.4% of net sales, compared to $30.5 million, or 36.5% of net sales for the same period of the prior year. The decrease in SG&A expenses as a percent of sales is primarily due to increased leverage on compensation and fixed expenses as a result of higher comparable store sales.

Net earnings for the third quarter increased 103.7% to $11.1 million, compared to $5.5 million for the same period of the prior year. Diluted earnings per share for the third quarter increased 100.0% to $0.18 based on 62.7 million weighted average shares outstanding versus $0.09 based on 59.7 million weighted average shares outstanding in the same period of the prior year. Fiscal 2005 results include the $0.03 per share impact of the lease accounting charge.

Net sales for the year-to-date period ended April 2, 2005 were $372.6 million, up 33.4% from $279.2 million reported for the year-to-date period ended March 31, 2004. As previously reported, same store sales for the year-to-date period beginning July 1, 2004 and ending April 2, 2005 increased 23.0% compared to an increase of 9.7% for the year-to-date period beginning July 1, 2003 and ending March 31, 2004.

Net earnings for the year-to-date period ended April 2, 2005 were $46.8 million, an increase of 84.3% from $25.4 million for the year-to-date period ended March 31, 2004. Diluted earnings per share for the year-to-date period ended April 2, 2005 were $0.76 based on 61.9 million weighted average shares outstanding compared to $0.43 based on 59.4 million weighted average shares outstanding for the year-to-date period ended March 31, 2004. Fiscal 2005 results include the $0.03 per share impact of the lease accounting charge.

For the fourth quarter of fiscal 2005, the Company currently anticipates comparable store sales to be in the positive high teens range and diluted earnings per share in the range of $0.17 to $0.20 per share based on 62.8 million weighted average shares outstanding, versus $0.14 based on 60.2 million weighted average shares outstanding in the fourth quarter of fiscal 2004.

During the fiscal year to date period ended April 2, 2005, the Company opened eleven stores which include five bebe stores and six BEBE SPORT stores and closed four stores which include two bebe stores and two BEBE SPORT stores. In addition, the Company incurred capital expenditures of approximately $16 million. The Company anticipates opening 21 new stores in fiscal 2005, which include eleven bebe stores and ten BEBE SPORT stores, and closing five stores which include two bebe stores and three BEBE SPORT stores. For fiscal year 2005, the Company’s planned capital expenditures are approximately $20 million.

For fiscal 2006, the Company anticipates opening 25 new stores resulting in a square footage growth of approximately 10% and will seek board of director approval for additional stores subsequent to the release of fiscal 2005 actual results. The number of new stores is currently planned to be split evenly between bebe and BEBE SPORT stores and will include one new outlet store.

Lease Accounting

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under accounting principles generally accepted in the United States of America (“GAAP”). As a result of a review by the Company’s management, the Company determined that in order to comply with Financial Accounting Standards Board (“FASB”) Statement No. 13 “Accounting for Leases”, FASB Technical Bulletin No. 85-3 “Accounting for Operating Leases with Scheduled Rent Increases”, and FASB Technical Bulletin No. 88-1 “Issues Relating to Accounting for Leases”, the Company would correct the manner in which it accounts for construction allowances and the period over which it recognizes rent expense. The Company has discussed these matters with its independent registered public accounting firm.

Historically, the Company has recognized straight line expense for leases beginning on the store opening date which had the effect of excluding the build-out period of its stores from the calculation of the period over which it expenses rent. The Company has corrected its lease accounting to begin recording rent expense when it takes possession of a store, which occurs approximately 90 days prior to the opening of the store.

Additionally, construction allowances related to store openings prior to September 2002 had been recorded as reductions of property and equipment and amortized as a reduction of depreciation expense. Construction allowances related to store openings prior to September 2002 have been appropriately reclassified as deferred rent and will be amortized as a reduction of rent expense. Construction allowances related to store openings beginning in September 2002 were appropriately recorded as deferred rent and amortized as a reduction of rent expense.

The cumulative impact of the lease accounting adjustments through April 2, 2005 results in an increase to total assets of $5.4 million, an increase to total liabilities of $8.6 million, and a reduction to net income before income taxes of $3.2 million. The effect of the cumulative adjustment on net income after tax is $2.0 million, or $0.03 per diluted share. The Company has recorded this adjustment as a cumulative, non-cash charge in the third quarter ended April 2, 2005. Prior year financial results will not be restated due to the immateriality of this issue to the results of operations and financial position for the current year or any individual prior year. The adjustment will not affect historical or future cash flows or timing of payments under related leases. Furthermore, it is not expected to have any material impact on future earnings.

Auction Rate Securities

The Company’s management has recently reviewed its accounting for auction rate securities and determined that in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 95, “Statement of Cash Flows”, SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and Accounting Research Bulletin No. 43, Chapter 3, “Working Capital”, investments in auction rate securities should be classified as short-term investments. This determination resulted in a reclassification from cash equivalents to short-term investments of $150.4 million at March 31, 2004. This reclassification does not affect historic or future earnings or cash flows from operations.

bebe stores, inc. will host a conference call on Thursday, April 21, 2005 at 1:30 P.M. Pacific Time to discuss third quarter results. Interested parties are invited to listen to the conference by calling (888) 241-2232. A replay of the call will be available for approximately one week by calling (800) 642-1687 and using the passcode “5416283". A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT and bebe O brand names. bebe currently operates 208 stores, of which 178 are bebe stores and 30 are BEBE SPORT stores. These stores are located in the United States, Puerto Rico and Canada. In addition, we have an online store at www.bebe.com.

The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply or adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc. SELECTED BALANCE SHEET DATA (UNAUDITED) (Dollars in thousands)

	Apr. 2, 2005	Mar. 31, 2004

Assets
Cash and equivalents	$35,581	$20,274
Short-term marketable securities	220,602	150,350
Inventories, net	31,513	26,553
Total current assets	310,793	204,652
Property and equipment, net	72,331	60,975
Long-term marketable securities	2,000	7,875
Total assets	$389,577	$278,417

Liabilities and Shareholders' Equity
Total current liabilities	$49,845	$29,537
Total liabilities	78,764	45,736
Total shareholders' equity	310,813	232,681
Total liabilities and shareholders' equity	$389,577	$278,417

bebe stores, inc. STATEMENTS OF OPERATIONS (UNAUDITED) (Amounts in thousands except per share data and store statistics)

	For the Quarters Ended				For the Year-to-Date Periods Ended

	Apr. 2, 2005%		Mar. 31, 2004%		Apr. 2, 2005%		Mar. 31, 2004%

Net sales	$116,862	100.0	$83,637	100.0	$372,590	100.0	$279,203	100.0
Cost of sales, including production and occupancy	62,183	53.2	44,924	53.7	189,463	50.9	147,937	53.0

Gross profit	54,679	46.8	38,713	46.3	183,127	49.1	131,266	47.0
Selling, general and administrative expenses	37,842	32.4	30,485	36.5	110,655	29.6	92,104	33.0

Income from operations	16,837	14.4	8,228	9.8	72,472	19.5	39,162	14.0
Interest and other income, net	1,117	1.0	524	0.7	3,027	0.8	1,480	0.6

Earnings before income taxes	17,954	15.4	8,752	10.5	75,499	20.3	40,642	14.6
Provision for income taxes	6,823	5.9	3,288	4.0	28,690	7.7	15,247	5.5

Net earnings	$11,131	9.5	$5,464	6.5	$46,809	12.6	25,395	9.1

Basic earnings per share	$0.19		$0.09		$0.79		$0.44
Diluted earnings per share	$0.18		$0.09		$0.76		$0.43
Basic weighted average shares outstanding	60,133		58,303		59,473		58,091
Diluted weighted average shares outstanding	62,699		59,695		61,860		59,418

Number of stores open at beginning of period	206		188		199		180
Number of stores opened during period	3		2		11		10
Number of stores expanded/relocated during period*	1		0		5		0
Number of stores closed during period	3		1		4		1
Number of stores open at end of period	206		189		206		189
Total square footage at end of period (000's)	736		673		736		673
*Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.